Exhibit (a)(5)(E)

Transom Capital and SigmaTron International Announce Expiration of Tender Offer

LOS ANGELES, California and ELK GROVE VILLAGE, Illinois, July 25, 2025 ― Transom Capital Group, LLC (“Transom”) and SigmaTron International, Inc. (NASDAQ: SGMA) (“SigmaTron”), today announced that the tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (“Shares”) of SigmaTron at a purchase price of $3.02 per Share, net to the stockholder in cash without interest and less any required tax withholding (the “Offer”), expired as scheduled at one minute past 11:59 p.m., Eastern Time, on July 24, 2025 and was not extended (such date and time, the “Expiration Date”).

Equiniti Trust Company, LLC, the depositary and paying agent for the Offer, has advised Transom that, as of the Expiration Date, 4,401,189 Shares were validly tendered and not validly withdrawn in the Offer, representing 71.9% of the issued and outstanding Shares as of the Expiration Date. Accordingly, all conditions to the Offer have been satisfied. Transom and its affiliate, Transom Axis MergerSub, Inc. (“Merger Sub”), will promptly accept for payment, and will promptly pay for, all Shares validly tendered and not validly withdrawn in the Offer.

The parties expect to consummate the acquisition on July 28, 2025, in accordance with, and subject to the terms of, the definitive agreement for the proposed acquisition.

Advisors

Kirkland & Ellis LLP is serving as legal advisor to Transom.

Lincoln International is serving as exclusive financial advisor for SigmaTron; Greenberg Traurig, LLP and Howard & Howard Attorneys PLLC are serving as legal advisors for SigmaTron.

About Transom Capital Group

Transom is a leading operationally-focused private equity firm that thrives in complexity, specializing in identifying and unlocking value in the middle market. Founded in 2008 and headquartered in Los Angeles, Transom has established a strong track record across various economic cycles by employing a time-tested, operationally intensive strategy to drive transformative outcomes. Transom’s expertise spans corporate carve-outs, lender-owned businesses, undervalued public companies, and other complex situations requiring speed, flexibility, and precision. Supported by a large in-house operations team, Transom delivers tailored solutions backed with functional expertise to help companies unlock their full potential.

Transom’s sector-flexible approach is grounded in pattern recognition, value creation, and disciplined execution. The firm provides not only capital, but also the tools, insights, and operational capabilities necessary to accelerate performance and create long-term value.

For more information, visit www.transomcap.com.

About SigmaTron

Headquartered in Elk Grove Village, Illinois, SigmaTron operates in one reportable segment as an independent provider of electronic manufacturing services (“EMS”). The EMS segment includes printed circuit board assemblies, electro-mechanical subassemblies and completely assembled (box-build) electronic products. SigmaTron and its wholly-owned subsidiaries operate manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana, Mexico; Union City, California; Suzhou, China; and Biên Hòa City, Vietnam. In addition, SigmaTron maintains an International Procurement Office and Compliance and Sustainability Center in Taipei, Taiwan.

Additional Information and Where to Find It

In connection with the proposed acquisition of SigmaTron, an affiliate of Transom (“Merger Sub”) commenced a tender offer for all of the outstanding shares of common stock of SigmaTron. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of SigmaTron. It is also not a substitute for the tender offer materials that Transom Axis AcquireCo, LLC (“Parent”) and Merger Sub filed with the SEC upon commencement of the tender offer. At the time that the tender offer commenced, Parent and Merger Sub filed tender offer materials on Schedule TO with the SEC, and SigmaTron filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIGMATRON, PARENT OR MERGER SUB CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY SIGMATRON’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. A free copy of these materials will be available to SigmaTron’s stockholders by visiting the SigmaTron’s website (https://sigmatronintl.com/investors/). In addition, these materials (and all other documents filed by SigmaTron, Parent and Merger Sub with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. The information contained in, or that can be accessed through, the SigmaTron’s or Transom’s respective websites is not a part of, or incorporated by reference herein.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements.” Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of SigmaTron. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, among others, statements relating to SigmaTron’s or Transom’s future financial performance, business prospects and strategy, and expectations with respect to the tender offer and the merger, including the timing thereof and SigmaTron’s and Transom’s ability to successfully complete such transaction and realize the anticipated benefits. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the tender offer and the merger, including, among other things, (i) the possibility that competing offers will be made, (ii) the ability to obtain requisite regulatory approvals, (iii) the ability to satisfy the conditions to the closing of the tender offer and the merger, (iv) the expected timing of the merger, (v) the possibility that the merger will not be completed, (vi) difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees and the possibility that anticipated synergies and other anticipated benefits of the transaction will not be realized in the amounts expected, within the expected timeframe or at all, (vii) the effect of the announcement of the tender offer and the merger on SigmaTron’s and Transom’s business relationships (including, without limitations, partners and customers), (viii) the risk that SigmaTron’s stock price may fluctuate during the pendency of the transaction, (ix) the diversion of SigmaTron’s or Transom’s respective management’s time and attention from ongoing business operations and opportunities, (x) the response of competitors and other market participants to the transaction, (xi) potential litigation relating to the transaction, (xii) uncertainty as to timing of completion of the transaction and the ability of each party to consummate the transaction, (xiii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (xiv) the expected tax treatment of the transaction, (xv) the impact of global macroeconomic conditions and supply chain challenges on SigmaTron’s business and (xvi) other circumstances beyond SigmaTron’s and Transom’s control. You should not place undue reliance on these forward-looking statements. Certain of these and other risks and uncertainties are discussed in SigmaTron’s and Transom’s filings with the SEC, including the Schedule TO (including the offer to purchase, letter of transmittal and related documents) Transom and its acquisition subsidiary have filed and may in the future file with the SEC, the Solicitation/Recommendation Statement on Schedule 14D-9 that SigmaTron have filed and may in the future file with the SEC, and SigmaTron’s most recent Form 10-K and Form 10-Q filings with the SEC. Except as required by law, neither SigmaTron nor Transom undertakes any duty to update forward-looking statements to reflect events after the date of this press release.

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Media Contacts

FGS Global for Transom Capital
transomcapital@fgsglobal.com